Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (Nos. 333-268501, 333-275602, and 333-281518) of our report dated October 31, 2025, relating to the consolidated financial statements of Bit Origin Ltd (the “Company”), as of and for the year ended June 30, 2025, appearing in this Annual Report on Form 20-F of the Company.

/s/ HTL International, LLC

Houston, Texas

October 31, 2025